UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2011

Rackspace Hosting, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34143

Delaware	74-3016523
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5000 Walzem Rd.
San Antonio, Texas 78218
(Address of principal executive offices, including zip code)

(210) 312-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement
On August 19, 2011, Rackspace US, Inc., a subsidiary of Rackspace Hosting, Inc. (“Rackspace”), entered into an amendment (the “Fourth Amendment”) to the Deed of Lease Agreement with Tarantula Ventures LLC, a subsidiary of DuPont Fabros Technology, Inc., dated July 31, 2009 (the “Lease”) to lease approximately 22,500 square feet of additional raised floor space. The additional leased space is located in Elk Grove Village, Illinois and will be provided with a maximum critical load power of 3.9 megawatts.
The Fourth Amendment provides for three separate commencement dates, each for approximately one-third of the total leased space. The anticipated lease commencement dates are July 1, 2012, November 15, 2012 and February 1, 2013. The commencement dates could be earlier upon election by Rackspace (so long as the commencement election is after March 1, 2012), and the commencement dates could be later if the landlord satisfies pre-conditions and delivers possession of the space to Rackspace after the anticipated lease date. The first payment of rent for the space occurs ninety days after the commencement date, and the lease terms end 15 years from the respective rent commencement date.
Upon the expiration of any of the 15-year terms, Rackspace has the option to renew the lease for the additional space for two successive five year periods. Upon renewal, the rent can be reviewed and adjusted to market level. In addition, until December 1, 2012, Rackspace has an ongoing option and right of first refusal to lease approximately eight thousand eight hundred thirteen (8,813) square feet of raised floor space with a maximum critical load power of 1.3 megawatts.
Rackspace's estimated financial obligation for the additional leased space, over the 15-year term, inclusive of base lease payments and Rackspace's pro-rata share of operating expenses, is approximately $125 million to $135 million.
The obligations of the tenant, Rackspace US, Inc., under the Fourth Amendment to the Lease are guaranteed by Rackspace.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please refer to the description of the guarantee of the Fourth Amendment to the Lease obligations disclosed in Item 1.01 above.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rackspace Hosting, Inc.

Date:	August 25, 2011	By:	/s/ Alan Schoenbaum
Alan Schoenbaum
Senior Vice President, General Counsel and Secretary

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